Exhibit 10.1
INSTITUTIONAL SHAREHOLDER IRREVOCABLE UNDERTAKING
To:    Recursion Pharmaceuticals, Inc.
    41 S Rio Grande Street
Salt Lake City, UT 84101
United States
("Parent")
Exscientia plc
The Schrödinger Building
Oxford Science Park
Oxford OX4 4GE
United Kingdom
(the "Company")
August 28, 2024
Dear Sir/Madam
Proposed acquisition of the Company
1.ACQUISITION
1.1In this deed of undertaking (the "Undertaking"), the "Acquisition" means the proposed acquisition by or on behalf of Parent of all the issued and to be issued ordinary share capital of the Company, substantially on the terms set out in the transaction agreement dated August 8, 2024 between the Parent and the Company (the "Transaction Agreement"), to be implemented by way of (i) a court sanctioned scheme of arrangement under Part 26 of the Companies Act 2006 (the "Scheme") between the Company and the holders of its ordinary shares, or (ii) a takeover offer (as such term is defined in section 974 of the Companies Act 2006) (a "Takeover Offer"). Capitalised terms used but not otherwise defined in this Undertaking shall have the meanings assigned to such terms in the Transaction Agreement.
2.OWNERSHIP OF SHARES
We hereby irrevocably and unconditionally represent and warrant to Parent and the Company that:
2.1as at the date of this Undertaking, we are the registered holder and/or beneficial owner of or have full discretionary management control over such number of ordinary shares of £0.0005 each in the capital of the Company (the "Company Ordinary Shares") and/or such number of American depository shares of the Company representing the Company Ordinary Shares (the "Company ADS" and, in this Undertaking, the "Shares" shall mean the Company Ordinary Shares and the Company ADS held by us from time to time, including any further Company Ordinary Shares and/or Company ADS in respect of which we become the registered holder or beneficial owner, before this Undertaking lapses in accordance with paragraph 8, or any other shares or interests in shares attributable to or deriving from such shares ("Further Company Shares")) specified in Schedule 1 (which, for the avoidance of doubt, specifies the number of Shares as at the date of this Undertaking), free and clear of all Liens

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(except for Liens that would not, individually or in the aggregate prevent, materially interfere with, materially delay or materially impair our ability to perform our obligations in this Undertaking);
2.2save as set out in Schedule 1, we are not interested in any other securities of the Company and we do not have any rights to subscribe, purchase or otherwise acquire any securities of the Company;
2.3we have and will at all times have the power, authority and the right to enter into this Undertaking, to perform the obligations in this Undertaking in accordance with its terms and to transfer (whether pursuant to the Scheme, the Takeover Offer or otherwise), the Shares; and
2.4our entry into this Undertaking, and the performance of our obligations in this Undertaking in accordance with its terms, will not (i) conflict with or violate any of our organizational documents, as applicable; (ii) conflict with or violate in any material respect any Applicable Law or Order applicable to us or by which we or any of our properties are or may be bound or affected; (iii) require any Consent of any Person (including any Governmental Authority); or (iv) result in or constitute (with or without notice or lapse of time or both) any breach of or default under, or give to any other Person (with or without notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time or both) in the creation of any Lien on any of our Shares pursuant to, any Contract to which we are a party or by which we or any of our Affiliates or properties are or may be bound or affected, except, in the case of clauses (iii) and (iv), as would not, individually or in the aggregate, prevent, materially interfere with, materially delay or materially impair our ability to perform our obligations in this Undertaking.

3.1DEALINGS AND UNDERTAKINGS
We hereby irrevocably and unconditionally undertake to Parent and the Company that, other than pursuant to the Acquisition, we shall not (and, where applicable, shall procure that the registered holder shall not) before this Undertaking lapses in accordance with paragraph 8 below:
3.1accept, in respect of the Shares, any offer made or proposed (whether to be implemented by way of a contractual offer, scheme of arrangement or otherwise) for the whole of the issued share capital of the Company, by any person other than Parent; or
3.2accept, in respect of the Shares, any offer made or proposed (whether to be implemented by way of a contractual offer, scheme of arrangement or otherwise) for the whole of the issued share capital of the Company, by any person other than Parent; ormake or solicit any person other than Parent to make any offer to acquire the whole of the issued share capital of the Company; or
3.3take any action that the Company or its Representatives would be restricted from taking pursuant to Sections 6.02(a)(i) to (iv) of the Transaction Agreement, as if we were the Company mutatis mutandis; or
3.4take any action (including the exercise of voting rights or the rights to convene or requisition any general, class or other meeting of the Company shareholders) or make any statement which may reasonably be expected to have the effect of frustrating, disrupting or impeding the Scheme or otherwise causing the Scheme not to become effective at the earliest practicable time, or which is or may reasonably be expected to be prejudicial to the success of the Acquisition (without prejudice to our right to sell the Shares); or
3.5enter into any agreement or arrangement, incur any obligation or give any indication of intent (or permit such circumstances to occur):
3.5.1to do all or any of the acts referred to in paragraphs 3.1 to 3.4 above; or
3.5.2in relation to, or operating by reference to, the Shares, which would or might restrict or impede giving effect to the Scheme by any person, or our ability to comply with this Undertaking (without prejudice to our right to sell the Shares), and, for the avoidance of doubt, references in this paragraph 3.5 to any agreement, arrangement or obligation shall include any such agreement, arrangement or obligation, whether or not legally binding or subject to any condition, or which is to take effect upon or following the Scheme lapsing or being withdrawn, or upon or following this Undertaking ceasing to be binding, or upon or following any other event.
4UNDERTAKING TO VOTE IN FAVOUR OF THE SCHEME
4.1Unless and until this Undertaking lapses in accordance with paragraph 8, we hereby irrevocably and unconditionally undertake to Parent and the Company to:
4.1.1exercise (or, if applicable, procure the exercise of) all voting rights attaching to our Shares to vote in favour of all resolutions to approve the Scheme, the Acquisition and any related matters (including any proposed amendments to the Company's articles of association), proposed at any general or class meeting or any postponement, adjournment or reconvening thereof (the "Company GM") and Court-convened meeting or any postponement, adjournment or reconvening thereof (the "Scheme Meeting") of the Company to be convened and held in connection with the Scheme and the Acquisition;
4.1.2(i) execute and complete (or procure the execution and completion of) all relevant forms of proxy or voting instructions in respect of all of our Shares validly appointing any person nominated by Parent to attend and vote at any Company GM or Scheme Meeting in respect of the resolutions to approve the Scheme, the Acquisition and any related matters; and (ii) lodge or submit (or procure the lodgement or submission of) such executed forms of proxy or voting instructions by no later than the earlier of (A) 5.00 p.m. on the tenth business day after the Company publishes the proxy document setting out the terms of the Acquisition and the Scheme and accompanying the notices of the Company GM and Scheme Meeting (the "Proxy Statement") to the Company shareholders (or, in respect of Further Company Shares, by 5.00 p.m. on the date which is the fifth business day after acquiring an interest in such Shares, if later), and (B) the deadline for submitting the proxy or voting instruction (as appropriate) as set out in the relevant notice of meeting;
4.1.3not withdraw, revoke or amend any proxy or voting instruction submitted in accordance with paragraph 4.1.2, either in writing or by attendance at any Company GM or Scheme Meeting or otherwise; and
4.1.4execute (or procure the execution of) all such documents or do (or procure the doing of) such acts and things as may be necessary or desirable to be executed or done by us for the purposes of giving effect to this Undertaking.
4.2We irrevocably and unconditionally undertake that Parent will acquire the Shares pursuant to the Acquisition, which provides for the transfer of the Shares to Parent fully paid, free from all Liens (other than transfer restrictions arising under applicable securities laws) and together with all rights at the Effective Time or thereafter attached or relating thereto, including voting rights and the right to receive and retain all dividends and other distributions (if any) and any other return of capital (whether by way of reduction of share capital or share premium account or otherwise) thereon.
5.VOTING RIGHTS AND PREJUDICIAL ACTION
Unless and until this Undertaking lapses in accordance with paragraph 8, we hereby irrevocably and unconditionally undertake that:
5.1we shall not exercise (or where applicable shall procure no exercise of) any of the voting rights attached to the Shares at any Scheme Meeting or Company GM other than in accordance with this Undertaking;
5.2we shall otherwise exercise (or where applicable procure the exercise of) the voting rights attached to the Shares on any resolution which would assist implementation of the Acquisition if it were passed or rejected at a general, class or other meeting of the Company shareholders (a "Relevant Resolution") only in accordance with Parent's directions;
5.3we shall requisition or join in the requisition (or where applicable procure the requisition) of any general, class or other meeting of the Company shareholders for the purpose of considering any such Relevant Resolution and require the Company to give notice of such Resolution only in accordance with Parent's directions;
5.4we shall exercise (or where applicable procure the exercise of) the voting rights attached to the Shares against any resolution (whether at any general, class or other meeting or otherwise) that would reasonably be expected to, if passed, prevent or materially delay, impair, frustrate, disrupt, impede or otherwise causing the Acquisition not to become effective at the earliest practicable time or at all, or which is or may reasonably be expected to be materially prejudicial to the success of the Acquisition, including any resolution that purports to approve or give effect to a proposal by a person other than Parent, to acquire (or have issued to it) any shares or other securities of the Company (whether by way of scheme of arrangement or otherwise) or any assets of the Company; and
5.5for purposes of this paragraph 5, we shall execute (or procure the execution of) any form of proxy required by Parent appointing any person nominated by Parent to attend and vote at the relevant meeting (or any adjournment thereof).
6.CONSENTS
We agree to:
6.1promptly notify Parent of any dealing or change in the number of Shares subject to this Undertaking;
6.2promptly inform you of all information relating to the Shares and this Undertaking that you may require in order to comply with the requirements of the Court or of any other applicable law or regulation, and immediately notify you in writing of any material change in the accuracy or import of any such information and consent to the public disclosure of such information;
6.3the publication or filing of this Undertaking, Proxy Statement and any related public disclosures with the references to us and any other registered holder of any of the Shares in which we have (or will have as the case may be) effective control over the voting rights of or a beneficial interest and to particulars of this Undertaking;
6.4particulars of this Undertaking being set out in any other announcement or document issued in connection with the Acquisition and in the Proxy Statement; and
6.5this Undertaking being available for inspection as required by applicable laws and regulations.
7.PROCUREMENT
We irrevocably undertake to cause any registered holders of the Shares to comply with all relevant undertakings in paragraphs 2 to 6 and 9 (inclusive) of this Undertaking in respect of such Shares.
8.LAPSE OF UNDERTAKING

8.1All of our obligations pursuant to this Undertaking will lapse and cease to have effect on the earlier of the following occurrences:
8.1.1the Transaction Agreement is terminated in accordance with its terms; or
8.1.2any competing offer for the entire issued and to be issued share capital of the Company is declared unconditional or, if proceeding by way of a scheme of arrangement, becomes effective.
8.2If the obligations in this Undertaking lapse, we shall have no claim against Parent and Parent shall have no claim against us other than in respect of any prior breach of any of the terms of this Undertaking.
9.SCHEME OF ARRANGEMENT OR TAKEOVER OFFER
In the event that the Acquisition is implemented by way of a Takeover Offer, we confirm and agree that this Undertaking shall continue to be binding mutatis mutandis in respect of all of the Shares and all references to the Scheme shall, where the context permits, be read as references to the Takeover Offer (or to both the Scheme and the Takeover Offer, as appropriate). Notwithstanding the generality of the foregoing, references in this Undertaking:
9.1to voting in favour of the Scheme and voting in favour of the resolutions to be proposed at the Scheme Meeting and/or the Company GM shall be read and construed as references to accepting the Takeover Offer, which acceptances in such circumstances shall be tendered by 1.00 p.m. on the fifth business day after the publication of the Offer Document (or, in respect of Further Company Shares, by 1.00 p.m. on the date which is the fifth business day after acquiring an interest in such Shares, if later) and in any case before the deadline for acceptance under the Takeover Offer, and even if the terms of the Takeover Offer (or applicable law or regulation) give accepting shareholders the right to withdraw acceptances, we shall not withdraw (nor shall we procure the withdrawal of) our acceptances in respect of any of the Shares. We further undertake, if so required by Parent, to execute (or procure the execution of) all such other documents or do (or procure the doing of) such other acts as may be necessary or desirable for the purpose of giving Parent the full benefit of our undertakings hereunder;
9.2to the Scheme becoming effective shall be read as references to the Takeover Offer becoming unconditional;
9.3to the Scheme lapsing or being withdrawn shall be read as references to the lapsing or withdrawal of the Takeover Offer; and
9.4to the Proxy Statement shall be read as references to the Offer Document.
10.TIME IS OF THE ESSENCE
Any time, date or period referred to in this Undertaking may be extended by mutual agreement, but as regards any time, date and period originally fixed or as extended,

time shall be of the essence. All times referred to in this Undertaking are New York times unless otherwise stated.
11.MISCELLANEOUS
11.1By way of security for our obligations under this Undertaking we irrevocably appoint Parent to be our attorney to, in our name and on our behalf, if we fail to comply with any of the undertakings in paragraphs 4 and 5, sign, execute and deliver any documents and do all such acts and things as may be necessary for or incidental to the performance of our obligations under this Undertaking. We agree that this power of attorney is irrevocable in accordance with section 4 of the Powers of Attorney Act 1971 until this Undertaking lapses in accordance with clause 8.
11.2In the event that the Scheme is modified or amended pursuant to the requirements of, or with the approval of, the Court and in accordance with the terms of the Scheme, we confirm and agree that (except where such modification or amendment would materially reduce the amount of consideration we would reasonably expect to receive in respect of the shares pursuant to the Transaction) this Undertaking shall continue to be binding mutatis mutandis in respect of the Shares.
11.3We agree that damages would not be an adequate remedy for breach of this Undertaking and, accordingly, Parent shall be entitled to the remedies of specific performance, injunction or other equitable remedies.
11.4The ejusdem generis principle of construction shall not apply to this Undertaking. Any phrase introduced by the terms "other", "including", "include" and "in particular" or any similar expression shall be construed as illustrative and shall not limit the sense of the words following or preceding those terms.
11.5We acknowledge that nothing in this undertaking shall oblige Parent to execute any documents in relation to the Transaction Agreement, make any announcement or proceed with the Acquisition (whether pursuant to the Scheme, the Takeover Offer or otherwise).
11.6We understand and confirm that, until the Acquisition has been announced, the fact that the Acquisition is under consideration and the terms and conditions of the Acquisition constitute inside information, and we shall keep such information strictly confidential save as required by any applicable law or competent regulatory authority.
11.7In this Undertaking, references to:
11.7.1"Acquisition" shall include any new, increased, renewed or revised acquisition proposal made by or on behalf of Parent howsoever implemented, provided that the financial terms of the Acquisition shall be no less favourable than those set out in the Transaction Agreement;
11.7.2"business day" means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York, Salt Lake City, Utah, or London, England are authorised or required by Applicable Law to close;

11.7.3being "interested in" or having "interests in" shares or securities shall be construed in accordance with Part 22 of the Companies Act 2006;
11.7.4"Scheme" shall include any new, increased, renewed or revised proposal made by or on behalf of Parent, implemented by way of a scheme arrangement under Part 26 of the Companies Act 2006, as amended from time to time, provided that the financial terms of the Scheme shall be no less favourable than those set out in the Transaction Agreement; and
11.7.5"Takeover Offer" shall include any new, increased, renewed or revised proposal made by or on behalf of Parent, implemented by way of a takeover offer (as such term is defined in section 974 of the Companies Act 2006, as amended from time to time), provided that the financial terms of the Takeover Offer shall be no less favourable than those set out in the Transaction Agreement.
12.GOVERNING LAW AND JURISDICTION
12.1.1This Undertaking and all non-contractual obligations arising from or in connection with this Undertaking are governed by and construed in accordance with English law.
12.1.2The English courts have exclusive jurisdiction to settle any dispute, claim or controversy arising from or connected with this Undertaking (a "Dispute") (including a Dispute regarding the existence, validity or termination of this Undertaking or relating to any non-contractual or other obligation arising out of or in connection with this Undertaking or its formation) and we irrevocably submit to the exclusive jurisdiction of the English courts for all purposes in relation to this undertaking.

SCHEDULE 1
Ownership of Company Ordinary Shares and Company ADS

1	2	3	4
No. of Company Ordinary Shares	If applicable, no. of Company ADS representing such Company Ordinary Shares	Exact name(s) of registered holder as appearing on the register of members #	Beneficial owner #
14,035,200	N/A	EVOTEC SE	EVOTEC SE

#    Where more than one, indicate number of shares attributable to each.

EXECUTED as a deed by	)
EVOTEC SE acting by	)
Laetitia Rouxel	)	/s/ Laetitia Rouxel
acting under the authority of that	)	CFO
company	)

EXECUTED as a deed by	)
EVOTEC SE acting by	)
Dr Christian Dargel	)	/s/ Christian Dargel
acting under the authority of that company	)	Procurated Officer / General Counsel
)

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